TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of this 25th day of August, 2014, by and between Bollente Companies, Inc., a Nevada corporation having its principal place of business at 8800 N. Gainey Center Dr., Suite 270, Scottsdale, AZ 85258 (“BOLC”), and Nuvola, Inc., a Nevada corporation having offices at 8800 N. Gainey Center Dr., Suite 270, Scottsdale, AZ 85258 (“NUVOLA”).

WITNESSETH

WHEREAS, in January of 2014, the Board of Directors of BOLC declared a dividend to its stockholders of record as of June 30, 2014, in the form of all of the common stock of NUVOLA;

WHEREAS, the distribution of all of the common stock of NUVOLA (the “Transaction”) will take place (the “Distribution Date”) once a registration statement has been filed by NUVOLA and declared effective by the Securities and Exchange Commission;

WHEREAS, the Transaction is intended to allow BOLC to focus on their business and to allow NUVOLA to focus on their business;

WHEREAS, in connection with the Transaction, NUVOLA and BOLC agree that BOLC will provide to NUVOLA the “Services” (as hereinafter defined) in connection with the operations of NUVOLA after the Distribution Date, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, NUVOLA acknowledges that BOLC is not engaged in the business of providing Services to third parties, and that the Services to be provided to NUVOLA hereunder are being provided solely as an accommodation to NUVOLA in connection with the Transaction;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           DEFINITIONS

1.1           Definitions.  In this Agreement and in the Schedules annexed hereto, the following terms shall have the meanings specified or referred to below (terms defined in the singular to have the correlative meaning in the plural and vice versa):

“Accounts Payable Services” means the accounts payable services to be supplied by BOLC to NUVOLA as described in Schedule B hereto.

“Additional Services” means any services, products or resources outside the scope of the Accounts Payable Services, Business Advisory Services, Financial Planning Services, General Ledger and Financial Reporting Services, Payroll/Benefits Services, Tax Compliance Services, and/or any services, products or resources within the scope of such aforesaid services, but which exceed those (in amount and/or frequency) necessary to satisfy the commercially reasonable requirements of the Business as set forth in this Agreement by reason of NUVOLA, from time to time during the Term of this Agreement, expanding the Business through acquisition, or otherwise, in any case which services, products, or resources are provided hereunder pursuant to Section 2.3 hereof.

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks located in Arizona are authorized or required to be closed.

“Business Advisory Services” means the services to be supplied by BOLC to NUVOLA as described in Schedule C hereto.

“Business Records” means all records and information of any description or type created or used in the ordinary course of the operation of the Business.

“Charges” means the charges for the Services as set forth in Schedule A hereto.

“Financial Planning Services” means the financial planning services to be supplied by BOLC to NUVOLA as described in Schedule D hereto.

“General Ledger and Financial Reporting Services” means the general ledger and financial reporting services to be supplied by BOLC to NUVOLA as described in Schedule E hereto.

“Payroll/Benefit Services” means the payroll/benefit services to be supplied by BOLC to NUVOLA as described in Schedule F hereto.

“Services” means all of the services to be rendered, products and resources to be provided, and tasks to be performed hereunder by BOLC for the benefit of NUVOLA, consisting of Accounts Payable Services, Business Advisory Services, Financial Planning Services, General Ledger and Financial Reporting Services, Payroll/Benefits Services, Tax Compliance Services, and the and Additional Services, if any.

“Tax Compliance Services” means the tax compliance services to be supplied by BOLC to NUVOLA as described in Schedule G hereto.

2.           SERVICES

2.1           Scope of Services.  BOLC shall furnish the Services to NUVOLA throughout the Term (as hereinafter defined) of this Agreement, except to the extent that particular Services are discontinued in accordance with Article 3 hereof.  It is acknowledged and understood that the Services are to be utilized by NUVOLA only in respect of the operation of the Business.  In the furnishing of Services by BOLC, BOLC shall not be required to make any payments on behalf of NUVOLA unless and until NUVOLA has in advance of the payment date funded such payment to BOLC.  Subject only to BOLC responsibility to administer such payments, and to any other then-outstanding agreements between the parties, the payment of all liabilities, expenses, or fees incurred or sustained in the operation of the Business is solely the obligation of and responsibility of NUVOLA.

2.2           Quality of Service.  All Services to be provided by BOLC hereunder shall be provided using the same standards of care, diligence, and timeliness applied by BOLC in delivering similar services to NUVOLA prior to the Transaction.

2.3           Additional Services.  NUVOLA may from time to time request BOLC to provide services that BOLC considers to be Additional Services under this Agreement.  BOLC shall promptly advise NUVOLA whether, in its sole and absolute discretion, it is willing to provide to, or obtain for, NUVOLA such Additional Services.  Whenever BOLC considers that the particular service requested is an Additional Service and BOLC is willing to provide to or obtain the Additional Service, BOLC shall (i) inform NUVOLA in writing that such service is an Additional Service, (ii) indicate the date from and after which BOLC would be prepared to provide the Additional Service and (iii) provide NUVOLA with a written quotation in reasonable detail of the basis upon which the fees and charges for such Additional Service will be billed.  NUVOLA shall accept or reject the quotation, in writing, within five (5) Business Days following receipt thereof from BOLC.  If NUVOLA does not respond within such five (5) Business Day period, it shall be deemed to have rejected the quotation.  If NUVOLA accepts the quotation, BOLC shall commence to provide the particular Additional Service from and after the agreed upon date until this Agreement terminates or the particular Additional Service is discontinued pursuant to Article 3.  NUVOLA shall be invoiced for the Additional Service pursuant to Article 5 hereof.  Such Additional Services can include third-party professional services, e.g., legal, accounting, and independent advisory services.

2.4           Determination of Personnel.  BOLC reserves the right to determine in a commercially reasonable manner the number of personnel and the mix of skills necessary or desirable to provide the Services in accordance with the standards mandated by this Agreement.

2.5           Business Records.  All right, title, and interest in and to the Business Records generated for NUVOLA as part of the Services shall vest in NUVOLA.

2.6           Coordinators.  Promptly after the Distribution Date, BOLC and NUVOLA shall each designate an individual with adequate authority, and an alternate to act in the absence of such individual, to act as its coordinator (a party’s “Coordinator”).  The Coordinators thus appointed for each of the parties will be responsible for liaison and interface between BOLC and NUVOLA with respect to the coordination and performance of all Services.

2.7           Limitations on Scope of Services.  Except as may be provided by any other then-outstanding agreements between the parties, NUVOLA shall retain all authority with respect to the management and operation of the Business.  It is further understood that the Services to be provided by BOLC under this Agreement are strictly administrative in nature.  BOLC will have no management responsibility with respect to the Business, and NUVOLA shall be solely responsible for the control, policy making, and direction of the Business.

3.           TERM AND TERMINATION

3.1           Initial Term; Renewal.  This Agreement shall take effect as of the Distribution Date and, unless earlier terminated as provided for in Section 3.2 hereof, BOLC shall provide the Services for a period of one (1) year from the Distribution Date; provided, however, if this Agreement commences on any date other than the first calendar day of a calendar month, then the period during which BOLC shall provide the Services shall be extended to conclude at the end of the thirteenth (13th) calendar month following the Distribution Date (the “Initial Term”).  NUVOLA shall have the option to renew this Agreement for an additional three (3)-month period (the “First Renewal Term”) from the end of the Initial Term (provided this Agreement has not been terminated prior to such date in accordance with the terms hereof) by providing at least sixty (60) days written notice to BOLC prior to the expiration of the Initial Term of NUVOLA’s intention to renew this Agreement.  In the event this Agreement is renewed for a First Renewal Term, NUVOLA shall have the option to renew this Agreement for an additional three (3)-month period from the end of the First Renewal Term (the “Second Renewal Term”, and together with the First Renewal Term and Initial Term are collectively referred to as the “Term”) by providing at least thirty (30) days written notice to BOLC prior to the expiration of the First Renewal Term.  If this Agreement is renewed for a First Renewal Term, the Charges set forth on Schedule A (and any Charges for Additional Services), shall be renegotiated by BOLC and Nuvola.  If this Agreement is renewed for a Second Renewal Term, the Charges (and any charges for Additional Services), shall be renegotiated by BOLC and Nuvola.

3.2           Termination and Discontinuation.  Either party may terminate this Agreement at any time upon a default by the other party as specified in and subject to the terms and conditions of Article 6 hereof.  NUVOLA may from time to time during the Term of this Agreement terminate any particular Additional Service in its entirety upon 30 days’ written notice to BOLC.  It shall be the sole responsibility of NUVOLA, upon and after termination for any reason whatsoever of all or any particular Additional Service in its entirety, to perform, render, and provide for itself (or to make arrangements with one or more third party service providers to perform, render, and provide) the Service or Services so terminated in accordance herewith and to do all necessary planning and make all necessary preparations in connection therewith.

3.3           Payment of Charges upon Termination.  In the event this Agreement is terminated for any reason, all outstanding Charges shall be paid to BOLC within five (5) Business Days of such termination.

4.           CONFIDENTIALITY AND SECURITY

4.1           Confidential Information.  The parties acknowledge that, in the course of performance of this Agreement, it may be necessary or desirable for one party (the “disclosing party”) to disclose to the other party (the “confidant”) confidential or proprietary information.  The confidant agrees to protect and maintain the confidentiality of such information by using the same degree of care that the confidant uses to protect its own proprietary information.  The confidant will instruct its employees, agents, and subcontractors to regard all such confidential information disclosed or made accessible to such persons as confidential and proprietary to the disclosing party and not to be divulged or made accessible by such persons to anyone other than personnel of the disclosing party, its designated agents or other personnel of the confidant who have a need to know or have the ability to gain access for the purposes of this Agreement.  The confidant agrees not to use any such confidential information for any purpose other than for the providing of Services hereunder and to return such confidential information and all copies thereof at the request of the disclosing party.

4.2           Certain Exclusions.  Excluded from any obligation of confidence under this Article is information that:  (a) is known to either party prior to disclosure by the other from sources other than the disclosing party and without an obligation of confidentiality, or (b) is or becomes generally available to the public from a source other than the confidant or information disclosed by the disclosing party.

4.3           Legal Compulsion.  Where information held under an obligation of confidence pursuant to this Article is required by court order or other legal obligation of the confidant to be disclosed, the confidant may disclose the same to the extent (but only to the extent) so required and shall not be in breach of this Agreement for having done so; provided, however, that the confidant shall promptly notify the disclosing party prior to making such disclosure (unless notification prior to disclosure is not practicable, in which case notification shall be made as soon after disclosure as reasonably practicable) and shall, in cooperation with the disclosing party, use all reasonable efforts to minimize the extent of such disclosure and to obtain an undertaking or other assurance from the recipient to maintain the confidentiality thereof.

4.4           File Security.  BOLC shall utilize security procedures, similar to those applicable to BOLC’ own data, to ensure that access to Business Records in the possession of BOLC is available only to NUVOLA and necessary BOLC support personnel.

4.5           Records Management.  During the Term of this Agreement, BOLC shall retain and store Business Records in its possession in the same manner as it stores similar records for its own businesses.  Subject to Sections 2.4 and 4.4, BOLC will act upon and implement the reasonable instructions of NUVOLA as to retention and storage of Business Records, but any additional risk associated therewith shall be that of NUVOLA.  BOLC shall promptly provide (but in not more than 10 Business Days) to NUVOLA upon the termination of this Agreement, at an amount equal to BOLC reasonable out of pocket expenses and at NUVOLA’s cost, computer tapes (or such other storage medium and/or format requested by NUVOLA that BOLC is reasonably capable of supplying) containing NUVOLA’s data, including the Business Records.

5.           FEES AND CHARGES

5.1           Charges.  NUVOLA shall pay the applicable fees and charges for Services provided on the basis set out in Schedule A hereto (or, in the case of Additional Service(s) covered by quotation(s) delivered by BOLC and accepted by NUVOLA pursuant to Section 2.3 hereof) on the basis contained in such quotation(s).  Fixed monthly charges shall be due and payable on the first business day of each calendar month without demand and without offset or deduction.  If this Agreement commences on any date other than the first calendar day of a calendar month, NUVOLA shall pay, on a pro-rated basis, the applicable fees and charges for Services provided as set out for “Month 1” in Schedule A hereto (or, in the case of Additional Service(s) covered by quotation(s) delivered by BOLC and accepted by NUVOLA pursuant to Section 2.3 hereof) on the basis contained in such quotation(s) and “Month 1” shall be deemed to be the first calendar month thereafter.  Charges that are based upon actual charges, usage, or purchases shall be due and payable on the first business day of each and every month, without demand and without offset or deduction and shall be based upon BOLC’ estimate of those charges.  In connection therewith, not less than ten (10) days prior of the end of each calendar month, BOLC shall submit to NUVOLA for its approval the estimated expenses that BOLC proposes to incur on NUVOLA’s behalf for the immediately following calendar month.  NUVOLA may increase, decrease, or delete any estimated expenses.  Not later than fifteen (15) days following the end of the calendar month, BOLC shall furnish to NUVOLA a statement showing the actual charges of any estimated items.  At NUVOLA’s expense and during regular business hours, NUVOLA or an accounting firm retained by it may examine the books and records of BOLC substantiating any such statement for purposes of auditing any third party charges and expenses due under this Agreement.  NUVOLA shall conduct any such audit in a commercially reasonable manner.  If a dispute arises over any such amount of Services, both parties agree to work in good faith toward a mutually agreeable resolution of the dispute.  If NUVOLA’s payment based on the estimated amount of charges is less than the actual charges, NUVOLA shall pay to BOLC the deficiency within five (5) Business Days after receipt of the statement of actual charges.  If NUVOLA’s payment of estimated charges exceeds the actual charges, provided NUVOLA is not in default of the Agreement, NUVOLA shall be entitled at to offset such excess payment against payment(s) next thereafter becoming due under the Agreement; provided, however, that, upon termination of all or any particular Additional Service in its entirety, BOLC shall reimburse NUVOLA within five (5) Business Days for any excess payments in respect thereof.

5.2           Taxes.  There shall be added to the fees and charges payable by NUVOLA hereunder amounts equal to any applicable taxes, duties, tariffs and other amounts however designated, paid or payable by BOLC and levied or based on such fees and charges or on this Agreement in respect of the Services rendered hereunder, including sales taxes, if applicable.  The parties shall co-operate with each other to minimize each other’s applicable taxes or duties, and each shall provide the other with any reasonable certificates or documents which are useful for such purpose.  BOLC agrees that it will file all tax returns prepared by it as a part of the Tax Compliance Services, including those returns that are required to be filed after the discontinuance of the Tax Compliance Services, to the extent that BOLC has been paid all amounts owed for such Tax Compliance Services prior to the discontinuance of such services.

5.3           Expenses and Third-Party Charges.  Except as otherwise referenced in this Agreement or in any then- then-outstanding agreements between the parties, NUVOLA agrees to assume and pay directly all third-party charges and expenses to the extent incurred in the normal course of the Business and normal and customary in nature.  At BOLC’ option, NUVOLA shall fund BOLC the charges and expenses of third parties in advance of the furnishing by BOLC of any such Services.

5.4           Interest.  Any Charges not paid when due, whether upon demand or otherwise, shall bear interest from the day when due until such amount is paid in full at a rate of ten percent (10%) per annum (but in no event in excess of the maximum rate permitted by applicable law).

6.           DEFAULT

6.1           Default by NUVOLA.  The following shall be an event of default by NUVOLA:  failure to pay when due any amounts payable hereunder or under this Agreement.

6.2           Remedies of BOLC.  In the event of a default by NUVOLA, BOLC may then provide NUVOLA with written notice that NUVOLA is in default, and, if such default is not cured within ten (10) Business Days of the receipt of such notice, BOLC may then:  (a) terminate this Agreement, (b) discontinue providing some or all of the Services (with or without terminating this Agreement), and/or (c) pursue any additional or alternative remedies provided at law or in equity.

6.3           Default by BOLC.  The following shall be events of default by BOLC:  (a) a default in the performance by BOLC of any material obligation under this Agreement or (b) if BOLC makes an assignment for the benefit of creditors generally, is the subject of any proceeding under any bankruptcy or insolvency laws that BOLC is not actively contesting, seeks statutory or court protection from its creditors, takes steps to wind up or terminate its corporate existence, or if a liquidator, trustee, receiver, manager, or other officer with similar power shall be appointed of or for BOLC.

6.4           Remedies of NUVOLA.  In the event of default by BOLC, NUVOLA may then provide BOLC with notice that BOLC is in default, and if such default is not cured within ten (10) Business Days of the receipt of such notice, NUVOLA may then, subject to Article 7 of this Agreement:  (a) discontinue the use of some or all of the Services (with or without terminating this Agreement), (b) terminate this Agreement, and/or (c) pursue any additional or alternative remedies provided at law or in equity.

7.           LIMITATION OF LIABILITY

7.1           Exclusion of Warranties.  THERE ARE NO WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, MADE BY BOLC WITH RESPECT TO THE SERVICES OR ANY OTHER ITEMS PROVIDED HEREUNDER OR ANY TRANSACTIONS CONTEMPLATED HEREIN.

7.2           Limitation of Liability.  BOLC’ total liability arising out of or in connection with any breach of the provisions of this Agreement or any acts or omissions by or on behalf of BOLC in the performance of BOLC’ obligations under this Agreement, regardless of the form of action, whether in contract or in tort, including negligence, shall not (except to the extent such liability arises from the gross negligence or willful misconduct of BOLC) exceed the Charges paid by NUVOLA for the specific Service provided hereunder.  Notwithstanding the foregoing, BOLC shall not be liable for failure to provide the Services or any delay or default in the performance of the Services or its other obligations hereunder if such failure, delay, or default is due to any cause or condition beyond its reasonable control, or to any of the following causes:  strikes, lockouts and labor disputes, riots, storms, floods, fires, explosions, acts of God, embargoes, war or other outbreak of hostilities, delay of carriers or suppliers, governmental acts or regulations, or the acts or omissions of NUVOLA.

7.3           Limitation of Damages.  Except as otherwise provided in this Agreement, BOLC shall not be liable for, incidental, special, exemplary, or consequential damages even if BOLC has been advised of the possibility thereof, including but not limited to, lost business revenue, failure to realize expected savings, or other commercial or economic loss of any kind.  NUVOLA agrees that BOLC will not be liable for any claim against NUVOLA by any other party, except to the extent such claim arises from the gross negligence or willful misconduct of BOLC.

7.4           No Subrogation.  Except to the extent that claims can be made by NUVOLA pursuant to the terms of this Agreement, NUVOLA releases and waives on behalf of itself and on behalf of its insurers any and all claims and any rights of subrogation of any insurer against BOLC, including, but not limited to, its employees and its agents for any loss sustained by NUVOLA, for which it is insured, resulting from a breach of this Agreement by BOLC.  The policies of NUVOLA shall contain an express waiver of subrogation to this effect.

Except to the extent that claims can be made by BOLC pursuant to the terms of this Agreement, BOLC releases and waives on behalf of itself and on behalf of its insurers any and all claims and any rights of subrogation of any insurer against NUVOLA, including, but not limited to, its employees and its agents for any loss sustained by BOLC, for which it is insured, resulting from a breach of this Agreement by NUVOLA.  The policies of BOLC shall contain an express waiver of subrogation to this effect.

7.5           Indemnification.  NUVOLA hereby agrees to indemnify, defend and hold harmless BOLC, and its successors and assigns, from and against any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including without limitation, attorneys’ fees and costs incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character, arising out of, or in any manner incident, relating or attributable to any failure, whether intentional or unintentional, by NUVOLA to perform or observe, or to have performed or observed, in full any covenant, agreement, or condition to be performed or observed by any of them under this Agreement.

8.           GENERAL PROVISIONS

8.1           Entire Agreement.  This Agreement and the Schedules annexed hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, negotiations and representations, written or oral.  No supplement, amendment, modification, or waiver of this Agreement shall be binding unless executed in writing by the parties.

8.2           Non-Waiver.  The failure by either party to exercise any right, power or option given hereunder, or to insist upon the strict compliance with the terms and conditions hereof by the other party, shall not constitute a waiver of the terms and conditions of this Agreement with respect to any other or subsequent breach thereof, nor waiver by such party of its right at any time thereafter to require strict compliance with all terms and conditions hereof.

8.3           Survival of Certain Provisions.  It is agreed that the provisions of Section 3.3, Article 4, Article 5, Article 7, and Article 8 hereof shall remain in force and effect after the termination of this Agreement until such time as the parties may mutually agree to the release of the obligations contained therein.

8.4           Headings.  The descriptive headings of Articles and Sections are inserted solely for convenience of reference.

8.5           Governing Law; Attorneys’ Fees.  This Agreement shall be governed by and construed in accordance with the law of the State of Nevada (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).  Each party hereto irrevocably submits to the exclusive jurisdiction of the state courts of the State of Nevada located in Clark County, in any action or proceeding that is otherwise permitted under this Agreement, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the District of Nevada – Las Vegas.  Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION, OR PROCEEDING ARISING HEREUNDER.  The substantially prevailing party shall be entitled to recover from the other party (as part of the any judgment entered by the court) its reasonable attorneys’ fees and other costs of the litigation.

8.6           Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

8.7           Schedules.  Each of the following Schedules annexed hereto is an integral part of this Agreement:

Schedule	A	Charges
Schedule	B	Accounts Payable Services
Schedule	C	Business Advisory Services
Schedule	D	Financial Planning Services
Schedule	E	General Ledger and Financial Reporting Services
Schedule	F	Payroll/Benefits Services
Schedule	G	Tax Compliance Services

8.8           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party shall assign this Agreement without first obtaining the written consent of the other; provided, further, that BOLC may assign this Agreement to one or more of its subsidiaries that are engaged in performing the Services, but such assignment shall not release or discharge BOLC from liability hereunder and it shall remain liable and responsible for the full performance and observance of all of the provisions, covenants and agreements herein.

8.9           Notice.  All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.9):

If to BOLC, to:                                       BOLLENTE COMPANIES INC.
                8800 N. Gainey Center Dr.
Suite 270
Scottsdale, AZ 85253
Attn:  Robertson J. Orr, President

With a copy to General Counsel at the address below.

If to NUVOLA, to:                                NUVOLA, INC.
8800 N. Gainey Center Dr.
Suite 270
Scottsdale, AZ 85253
Attn:  Jeffery I. Rassás, President

If to Counsel, to:                                   Stoecklein Law Group, LLP
401 West A Street
Suite 1150
San Diego, CA 92101
Attn:  Donald J. Stoecklein

8.10           No Agency.  BOLC’ relationship to NUVOLA under this Agreement shall be that of independent contractor engaged by NUVOLA to perform certain services pursuant to this Agreement and neither BOLC nor NUVOLA undertakes by this Agreement or otherwise to perform any obligation of the other, except as expressly set forth herein.  This Agreement shall not be deemed to constitute a partnership, joint venture, agency, or other form of joint enterprise between BOLC and NUVOLA and persons engaged by either party in performance of its respective obligations hereunder shall not be deemed to be employees, subcontractors, agents, or other representatives of the other party.

8.11           Further Assurances.  The parties agree to execute such documents and to do or cause to be done all acts deemed necessary or desirable to implement and carry into effect this Agreement to its full extent.

8.12           Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.13           Construction of Agreement.  This Agreement is a document negotiated at arm’s-length by the parties and their respective advisors.  This Agreement shall not be construed as having been “drafted” by any one party and shall not be construed against any party as a drafting party.  The interpretation, application, meaning or construction of any of the terms or provisions of this Agreement shall be construed pursuant to the terms hereof, without bias in favor of or against any party hereto, and regardless of the party who drafted or prepared such term or provision.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first written above.

BOLLENTE COMPANIES, INC.

By:   /S/ Robertson J. Orr
                                                                       Robertson J. Orr, President

NUVOLA, INC.

By: /S/ Jeffrey I Rassás
       Jeffery I. Rassás, President

SCHEDULE A

Month                      Charges

1	$00.00
2	$00.00
3	$00.00
4	$00.00
5	$00.00
6	$00.00
7	$00.00
8	$00.00
9	$00.00
10	$00.00
11	$00.00
12	$00.00

SCHEDULE B

Accounts Payable Services

Services to be provided as follows:

•	Data entry and control of invoices
•	Match supply invoices to receiving records and pay, investigate and resolve any of the foregoing unmatched items
•	Process payment for travel reimbursements, utility bills and approved expense invoices
•	Processing payments of garnishments
•	Perform balancing between AP and GL
•	Investigate and resolve any AP and GL imbalances
•	Set up vendors and maintain in vendor master file
•	Process payment of corporate approved expense invoices
•	Handle all vendor correspondence and communications, including cash receipts
•	Generate disbursements
•	Maintain vendor files, including storage thereof
•	Establish vendor files for NUVOLA vendors

SCHEDULE C

Facilities Payable Services

Services to be provided as follows:

•	To advise NUVOLA concerning the pouch beverages sales and commercial exploitation of its business and related rights that belong to NUVOLA
•	To provide office space and all related utilities, including electricity and telephone
•	To provide office equipment and office supplies
•	To seek and analyze prospective business opportunities for NUVOLA, including decisions on purchases and sales, marketing plan and strategies
•	To commence formation of a professional team of sales representatives for NUVOLA’s pouch beverage products
•	To negotiate sales and related agreements on behalf of NUVOLA
•	To obtain and pay for professional services for the protection of NUVOLA’s intellectual property, for obtaining and maintaining business licenses, negotiating and preparing general business contracts
•	To monitor and report to NUVOLA the business evolution and significant events in the various media concerning the pouch beverage market
•	To assist NUVOLA with investor relations

SCHEDULE D

Financial Planning Services

Services to be provided as follows:

•	Produce daily sales report
•	Order tickets on a daily basis
•	Produce following weekly reports:
•	Gross Margin Report
•	Shipment Report

•	Produce following reports as needed:
•	Planning Level Variance Report
•	Aging Reports
•	Shrink Report

SCHEDULE E

General Ledger and Financial Reporting Services

Services to be provided as follows:

•	Maintain general ledger chart of accounts and reporting trees
•	Prepare financial statements based on general ledger maintained by BOLC
•	Administer monthly recurring/reversing
•	Administer monthly allocation programs and entries
•	Perform account analysis, review, research, and reconciliation
•	Oversight of compliance with GAAP
•	Provide necessary support for inquiry of financial statement information
•	Coordinate and manage audit and review of financial statements by NUVOLA’s auditors and lenders
•
Storage of data in BOLC systems.  If transferring is requested and programming is necessary, internal programming will be charged at $100.00/hr, external programming charges will be charged at direct cost

•	Create and maintain general ledger chart of accounts and reporting for NUVOLA
•	Create financial statements for NUVOLA

SCHEDULE F

Payroll/Benefit Services

Services to be provided as follows:

•	Payroll

•	Calculation of source-to-gross; gross-to-net payroll
•	Coordinate printing and distribution of paychecks
•	Provide employment and wage verification
•	Calculate and journalize monthly payroll expense accruals
•	Transfer payroll registers/hours/amounts/tax withholdings in accordance with the Division’s payroll cycles with sufficient time for NUVOLA to remit applicable taxes due
•	Administer garnishment deductions
•	Timely prepare and distribute annual W-2 statements
•	Coordinate workers’ compensation claims with insurance company

•	Benefits

•	Administer medical and dental coverage via COBRA

SCHEDULE G

Tax Compliance Services

Services to be provided as follows:

•	Prepare and file the following Federal, State, City and tax related filings for the Business:

•	Licenses
•	Personal Property (returns and payments)
•	Sales and Use Tax
•	Income/Franchise/Annual Reports
•	Form 1099 and 1096